Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Senseonics, PHC Holdings Corporation and Ascensia Diabetes Care Joint Eversense CGM Virtual Analyst and Investor Event to begin March 15th, 2023 at 6:30pm ET

GERMANTOWN, MD, March 15, 2023 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter and full year ended December 31, 2022.

Recent Highlights & Accomplishments:

•	Generated fourth quarter 2022 revenue of $5.6 million and full year 2022 revenue of $16.4 million.

•	Achieved full year of gross profit for the first time in the Company’s history.

•	Accelerated the 365-day sensor program by fully enrolling the ENHANCE trial adult cohort with the 365-day sensor configuration in Q3 22 and advanced the program further by receiving FDA IDE approval for the enrollment of a pediatric cohort.

•	Expanded the Nurse Practitioner Group partnership, focused on increasing U.S. patient access to E3 by providing additional convenient in-office and at-home sensor insertion options, into over 20 total geographic markets to date.

•	CMS Calendar Year 2023 Medicare Physician Fee Schedule initiated updates to national pricing that accounts for the longer 6-month sensor for all three CPT codes used for the Eversense E3 system.

•	Closed additional financing from PHC Holdings consisting of a $15 million equity investment in Senseonics on March 13, 2023 and concurrently signed an agreement to exchange the $35 million convertible note for equity.

“2022 was a year of notable progress in building the Eversense business, with FDA approval, CE mark and global launch of the E3 system and the acceleration of a pivotal trial for a 365-day sensor configuration that we plan will also support both ICGM and a pediatric indication,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics.  “Together with establishing the Nurse Practitioner Group partnership, expanding E3 coverage from Medicare and commercial payers, and coordinating expansion of the Ascensia U.S. salesforce, we have further advanced important initiatives to help bring the benefits of Eversense long-term implantable CGM to growing numbers of patients.”

Fourth Quarter 2022 Results:

Total revenue for the fourth quarter of 2022 was $5.6 million, compared to $4.0 million for the fourth quarter of 2021. U.S. revenue was $3.6 million in the fourth quarter of 2022, compared to $0.7 million in the prior year period, and revenue outside the U.S. was $2.0 million in the fourth quarter of 2022, compared to $3.3 million in the prior year period.

Fourth quarter 2022 gross profit of $0.6 million increased from a gross loss of $0.5 million in the fourth quarter of 2021.

Fourth quarter 2022 research and development expenses increased by $4.0 million year-over-year, to $11.6 million. The increase was primarily due to investments in product development and clinical trials for next generation technologies.

Fourth quarter 2022 selling, general and administrative expenses increased by $2.0 million year-over-year, to $7.8 million. The increase was primarily the result of increased payroll and stock-based compensation expense.

Net income was $11.6 million, or $.02 per share, in the fourth quarter of 2022 compared to net income of $84.4 million, or $.19 per share, in the fourth quarter of 2021. Net income decreased by $72.8 million due to the non-cash accounting for embedded derivatives and fair value adjustments.

Full Year 2022 Results:

Total revenue for 2022 was $16.4 million compared to total revenue of $13.7 million in 2021. U.S. revenue was $7.5 million in 2022 versus $2.6 million in 2021. Revenue outside the U.S. was $8.9 million in 2022 versus $11.1 million in 2021.

Gross profit for 2022 of $2.7 million increased from a gross loss of ($0.8) million in the prior year.

Research and development expenses for 2022 increased by $12.5 million year-over-year, to $39.7 million. The increase was primarily due to investments in product development and clinical trials for next generation technologies.

Sales and marketing and general and administrative expenses for 2022 increased by $2.5 million year-over-year, to $31.6 million. The increase was primarily the result of increased payroll and stock-based compensation expense.

Net income was $142.1 million, or $.30 per share, in 2022, compared to a net loss of ($302.5) million, or ($0.72) per share, in 2021. Net income increased by $444.6 million due to a $456.0 million decrease to other expenses primarily related to the accounting for embedded derivatives and fair value adjustments, partially offset by an increase in operating expenses.

As of December 31, 2022, cash, cash equivalents, short and long-term investments were $156.3 million and outstanding indebtedness was $104.0 million.

2023 Financial Outlook

Global net revenue to Senseonics for the full year 2023 is expected to be in the range of $20 million to $24 million representing growth of 22% to 46% compared to 2022.

Investor and Analyst Day Webcast Information:

Senseonics is scheduled to host a joint virtual analyst and investor event alongside PHC Holdings Corporation, the parent company of Senseonics’ global commercial partner, Ascensia Diabetes Care, tonight, on Wednesday, March 15, 2023 at 6:30pm ET. The live and recorded webcast will be available on Senseonics Holdings, Inc. website at www.senseonics.com by navigating to “Investor Relations” and then “Events & Publications” page.

The event will include presentations from PHC Holdings Corporation and Ascensia Diabetes Care on the commercial partnership initiatives and clinical integration of Eversense and presentations from Senseonics on the Eversense technology portfolio, R&D roadmap, the fourth quarter and full year 2022 financial results announced here and Senseonics’ near-term financial guidance.

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2023 Financial Outlook,” statements about the commercial launch of Eversense® E3, statements regarding increasing patient access and adoption, statement regarding advancing development programs, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia Diabetes Care and its commercial initiatives, uncertainties inherent in collaborating with a new partner in the Nurse Practitioner Group and that partner’s assumption of certain clinical and administrative activities, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2022 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$35,793	$33,461
Short term investments, net	108,222	96,445
Accounts receivable, net	127	205
Accounts receivable, net - related parties	2,324	1,768
Inventory, net	7,306	6,316
Prepaid expenses and other current assets	7,428	6,218
Total current assets	161,200	144,413

Option	—	239
Deposits and other assets	3,108	1,086
Long term investments, net	12,253	51,882
Property and equipment, net	1,112	1,308
Total assets	$177,673	$198,928

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$419	$1,204
Accrued expenses and other current liabilities	14,616	10,667
Accrued expenses and other current liabilities, related parties	837	3,597
Note payable, current portion, net	15,579	—
Derivative liability, current portion	20	—
Term Loans, net	—	2,926
Total current liabilities	31,471	18,394

Long-term debt and notes payables, net	56,383	59,798
Derivative liabilities	52,050	236,291
Option	—	69,401
Other liabilities	2,689	579
Total liabilities	142,593	384,463

Commitments and contingencies

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares and 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021	37,656	—
Total temporary equity	37,656	—

Stockholders’ deficit:
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of December 31, 2022 and December 31, 2021; 479,637,138 shares and 447,282,263 shares issued and outstanding as of December 31, 2022 and December 31, 2021	480	447
Additional paid-in capital	806,488	765,215
Accumulated other comprehensive loss	(678)	(212)
Accumulated deficit	(808,866)	(950,985)
Total stockholders' deficit	(2,576)	(185,535)
Total liabilities, temporary equity and stockholders’ deficit	$177,673	$198,928

Senseonics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Years Ended
	December 31,
	2022	2021	2020
Revenue, net	$656	$1,394	1,368
Revenue, net - related parties	15,733	12,281	3,581
Total revenue	16,389	13,675	4,949
Cost of sales	13,663	14,486	22,315
Gross profit (loss)	2,726	(811)	(17,366)

Expenses:
Research and development expenses	39,719	27,217	20,413
Selling, general and administrative expenses	31,634	29,154	41,351
Operating loss	(68,627)	(57,182)	(79,130)
Other income (expense), net:
Interest income	1,824	243	175
Gain (Loss) on fair value adjustment of option	43,745	(53,152)	(30,721)
Gain (Loss) on extinguishment of debt and option	(101)	330	(21,112)
Loss on issuance of debt & other issuance costs	—	—	(12,706)
Interest expense	(18,703)	(16,720)	(16,167)
Debt issuance costs	—	—	(1,216)
Gain (Loss) on change in fair value of derivatives	184,221	(174,173)	(11,641)
Impairment cost	(138)	(1,647)	(2,339)
Other expense	(102)	(173)	(311)
Total other income (expense), net	210,746	(245,292)	(96,038)

Net Income (loss)	142,119	(302,474)	(175,168)
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	(466)	(212)	—
Total other comprehensive gain (loss)	(466)	(212)	—
Total comprehensive income (loss)	141,653	(302,686)	(175,168)

Basic net income (loss) per common share	0.30	(0.72)	(0.77)
Basic weighted-average shares outstanding	467,952,475	422,321,023	227,912,358

Diluted net income (loss) per common share	(0.11)	(0.72)	(0.77)
Diluted weighted-average shares outstanding	618,205,605	422,321,023	227,912,358